Exhibit 10.1

CONSENT AND SIXTH AMENDMENT TO CREDIT AGREEMENT

THIS CONSENT AND SIXTH AMENDMENT TO CREDIT AGREEMENT (this “Agreement”) is dated as of October 15, 2019 by and among WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent (“Agent”) for the Lenders (as defined in the Credit Agreement referred to below), the Lenders party hereto, STREAMLINE HEALTH SOLUTIONS, INC., a Delaware corporation (“Parent”) and STREAMLINE HEALTH, INC., an Ohio corporation (“Borrower”).

WHEREAS, Borrower, Parent, Agent, and Lenders are parties to that certain Credit Agreement dated as of November 21, 2014 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”);

WHEREAS, Parent desires to issue and sell to certain purchasers common stock of Parent, par value $0.01 per share, in an aggregate amount of at least $1,500,000 and up to $10,000,000 pursuant to a Securities Purchase Agreement dated as of October 10, 2019 by and between Parent and the purchasers party thereto (the “Securities Purchase Agreement”) and related agreements attached hereto as Exhibit A (the “Equity Issuance”);

WHEREAS, Borrower and Parent have requested that Agent and Lenders consent to the redemption by Parent, within one Business Day of the consummation of the Equity Issuance, of all outstanding Series A 0% Convertible Preferred Stock of Parent (the “Preferred Stock”) for an aggregate amount of up to $5,800,000 pursuant to those certain Redemption Agreements dated as of  October 15, 2019 by and between Parent and the holders of the Preferred Stock party thereto attached hereto as Exhibits B-1, B-2 and B-3 (the “Redemption”, and such agreements, the “Redemption Agreements”) with the Net Cash Proceeds of the Equity Issuance, which Redemption would otherwise be prohibited by clauses (i) and (ii) of Section 6.6(a) of the Credit Agreement and Section 6.7 of the Credit Agreement in the absence of the requisite Lenders’ consent and each such breach would result in an Event of Default pursuant to Section 8.2(a) of the Credit Agreement; and

WHEREAS, Borrower, Agent and Lenders have agreed to (a) consent to the Redemption and (b) amend the Credit Agreement in certain respects, in each case, on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

1.             Defined Terms.  Unless otherwise defined herein, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.

2.             Consent. In reliance upon the representations and warranties of the Loan Parties set forth herein, and subject to the satisfaction of the conditions to effectiveness set forth herein, Agent and Lenders, pursuant to the Credit Agreement, hereby consent to the Redemption in accordance with the terms of the Redemption Agreements for an aggregate redemption amount paid in cash of up to $5,800,000, so long as (i) prior to the Redemption, the Equity Issuance has been consummated in accordance with the Securities Purchase Agreement, (ii) prior to the

Redemption, Parent has received Net Cash Proceeds from the Equity Issuance in immediately available funds in an aggregate amount of at least $8,963,165 and (iii) within one Business Day of the receipt by Parent of such proceeds, Borrower prepays the Obligations in an amount equal to $1,700,409.88, all of which shall be applied to the outstanding principal amount of the Revolving Loans (but without any reduction of the Revolver Commitment except as set forth in Section 3(b) below).  This is a limited consent and shall not be deemed to constitute a consent to any other item under the Credit Agreement or any of the other Loan Documents or any other requirements of any provision of the Credit Agreement or any other Loan Documents.  Except as expressly set forth in this Agreement, the foregoing consent shall not constitute (a) a modification or alteration of the terms, conditions or covenants of the Loan Documents, or (b) a waiver, release, or limitation upon the exercise by Agent or any Lender of their respective rights, legal, or equitable, under any Loan Document. Except as set forth in this Section 2 and in Section 3 of this Agreement, Agent and Lenders reserve any and all rights and remedies that Agent and Lenders have had, have or may have under the Loan Documents.

3.             Amendment.  In reliance upon the representations and warranties of the Loan Parties set forth herein, and subject to the satisfaction of the conditions to effectiveness set forth herein, the Credit Agreement is hereby amended as follows:

(a)           Section 7(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(b)           Minimum Liquidity.  Maintain Liquidity of at least $1,000,000 at all times from and after the Sixth Amendment Closing Date.

(b)           Schedule 1.1 of the Credit Agreement is hereby amended by amending and restating the definition of “Maximum Revolver Amount” in its entirety as follows:

“Maximum Revolver Amount” means $1,500,000, decreased by the amount of reductions in the Revolver Commitments made after the Sixth Amendment Closing Date in accordance with Section 2.4(c) of the Agreement.

(c)           The defined term “Sixth Amendment Closing Date” is hereby added to Schedule 1.1 to the Credit Agreement in the proper alphabetical order as follows:

“Sixth Amendment Closing Date” means October 15, 2019.

(d)           Schedule C-1 of the Credit Agreement is hereby replaced by Schedule C-1 attached hereto.

4.             Continuing Effect.  Except as expressly set forth in Sections 2 and 3 of this Agreement, nothing in this Agreement shall constitute a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document, or a waiver of any other terms or provisions thereof, and the Credit Agreement and the other Loan Documents shall remain unchanged and shall continue in full force and effect, in each case as amended hereby.

5.             Reaffirmation and Confirmation.  Each Loan Party party hereto hereby ratifies, affirms, acknowledges and agrees that the Credit Agreement and the other Loan

Documents to which it is a party represent the valid, enforceable and collectible obligations of such Loan Party, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other Loan Document.  Each Loan Party party hereto hereby agrees that this Agreement in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations.  The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by each Loan Party party hereto in all respects.

6.             Conditions to Effectiveness.  This Agreement shall become effective upon the satisfaction of the following conditions precedent:

(a)           Agent shall have received a copy of this Agreement executed and delivered by Agent, the Lenders and the Loan Parties, together with each other document, instrument and agreement listed on the closing checklist attached hereto as Exhibit C;

(b)           Borrower shall have paid all fees due and payable on the date hereof pursuant to the Loan Documents;

(c)           Borrower shall have delivered Agent a Term Sheet executed by the Borrower and Western Alliance Bank;

(d)           the Equity Issuance shall have been consummated, Parent shall have received Net Cash Proceeds from the Equity Issuance in immediately available funds in an aggregate amount of at least $8,963,165, and Borrower shall have delivered to Agent a capitalization table of Parent in form and substance reasonably satisfactory to Agent giving pro forma effect to the Equity Issuance and the Redemption; and

(e)           no Default or Event of Default shall have occurred and be continuing on the date hereof or as of the date of the effectiveness of this Agreement.

7.             Representations and Warranties.  In order to induce Agent and Lenders to enter into this Agreement, each Loan Party party hereto hereby represents and warrants to Agent and Lenders that:

(a)           After giving effect to this Agreement, all representations and warranties contained in the Loan Documents to which such Loan Party is a party are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of this Agreement, as though made on and as of the date of this Agreement (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);

(b)           (i) attached hereto as Exhibit A is a true, correct and complete copy of the Securities Purchase Agreement and (ii) Borrower has delivered true, correct and complete copies of each of the other documents executed in connection with the Securities Purchase Agreement which have been requested by the Administrative Agent;

(c)           attached hereto as Exhibits B-1, B-2 and B-3 is are true, correct and complete copy of the Redemption Agreements;

(d)           no Default or Event of Default has occurred and is continuing; and

(e)           This Agreement and the Loan Documents, as amended hereby, constitute legal, valid and binding obligations of such Loan Party and are enforceable against such Loan Party in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally.

8.             Miscellaneous.

(a)           Expenses.  Borrower agrees to pay on demand all reasonable costs and expenses of Agent and the Lenders (including reasonable attorneys’ fees) incurred in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith.  All obligations provided herein shall survive any termination of this Agreement and the Credit Agreement as amended hereby.

(b)           Choice of Law and Venue; Jury Trial Waiver; Reference Provision.  Without limiting the applicability of any other provision of the Credit Agreement or any other Loan Document, the terms and provisions set forth in Section 12 of the Credit Agreement are expressly incorporated herein by reference.

(c)           Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

9.             Release; Covenant Not to Sue.

(a)           In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Loan Party, on behalf of itself and its successors, assigns, and its present and former members, managers, shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives (each Loan Party and all such other Persons begin hereinafter referred to collectively as the “Releasing Parties” and individually as a “Releasing Party”), hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, members, managers, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which such Releasing Party may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Agreement for or on account of, or in relation to, or in any way in connection with this Agreement, the Credit Agreement, or any of the other Loan Documents or any of the transactions thereunder or related thereto.  For the avoidance of doubt, the foregoing release is only a release of Claims that exist on or prior to the date of this Amendment and is not a release of any Claims that may arise in the future.

(b)           Each Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)           Each Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

(d)           Each Releasing Party hereby absolutely, unconditionally and irrevocably covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by any Releasing Party pursuant to this Section 9.  If any Releasing Party violates the foregoing covenant, each Loan Party, for itself and its successors and assigns, and its present and former members, managers, shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

STREAMLINE HEALTH SOLUTIONS, INC., a Delaware corporation, as Parent

By:	/s/ Thomas J. Gibson
Name:	Thomas J. Gibson
Title:	Chief Financial Officer

STREAMLINE HEALTH, INC., an Ohio corporation, as Borrower

By:	/s/ Thomas J. Gibson
Name:	Thomas J. Gibson
Title:	Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent and as a Lender

By:	/s/ Jon Lareau
Name:	Jon Lareau
Its Authorized Signatory

Schedule C-1

Commitments

Lender	Revolver Commitment	Term Loan Commitment	Total Commitment
Wells Fargo Bank, National Association	$1,500,000	$10,000,000	$11,500,000
All Lenders	$1,500,000	$10,000,000	$11,500,000